Exhibit 99.1

FOR IMMEDIATE RELEASE

Kohl’s Corporation Holds Annual Shareholders Meeting

Company announces preliminary results of six initiatives up for shareholder vote

MENOMONEE FALLS, Wis., May 10, 2017 – Kohl’s Corporation (NYSE:KSS) today held its annual shareholders meeting. Following are the preliminary results for the six initiatives voted upon by shareholders:

1.

Kohl’s shareholders re-elected Peter Boneparth, Steven A. Burd, Kevin Mansell, Jonas Prising, John E. Schlifske, Adrianne Shapira, Frank V. Sica, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson to the board of directors for one-year terms, with an average vote of more than 97 percent of the votes cast.

2.

A proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm received approximately 96 percent of the votes cast.

3.

A non-binding advisory vote to approve the compensation of Kohl’s executive officers received approximately 93 percent of the votes cast.

4.

Approximately 85 percent of the votes cast in a non-binding advisory vote on the frequency of future advisory votes on the compensation of Kohl’s executive officers were cast in favor of annual votes.

5.

A proposal to approve Kohl’s 2017 Long-Term Compensation Plan received approximately 96 percent of the votes cast.

6.

A shareholder proposal regarding an independent chair received less than 19 percent of the votes cast.

Kohl’s 10-K, proxy and information about the company’s 2016 financial performance are available at Corporate.Kohls.com.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly $600 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community and how to join our winning team, visit Corporate.Kohls.com.

Contacts:

Investor Relations: Jill Timm, 262-703-2203

Media Relations: Jen Johnson, 262-703-5241, Jen.Johnson@Kohls.com

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